CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Protected Absolute Return Barrier Notes due 2010	$11,737,290	$461.28

February 2009 Pricing Supplement No. 22 Registration Statement No. 333-156423 Dated February 20, 2009 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities
Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying index, and on whether the underlying index has remained within the index range at all times during the observation period.  The specified range is larger on the upside than on the downside and, accordingly, the maximum payment at maturity on the notes is greater if the underlying index appreciates than if the underlying index depreciates from the initial index value.  The notes are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$11,737,290
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
Maturity date:	August 20, 2010
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum payment at maturity:	▪ If the final index value increases from the initial index value: $13.50 per note (135% of the stated principal amount); or
▪ If the final index value decreases from the initial index value: $12.50 per note (125% of the stated principal amount)
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 577.53750, which is the initial index value x 75%; and
▪ less than or equal to 1,039.56750, which is the initial index value x 135%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	770.05, which is the closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the valuation date
Valuation date:	August 18, 2010, subject to postponement for certain market disruption events
Interest:	None
CUSIP:	617483524
ISIN:	US6174835248
Listing:
The notes have been approved for listing on NYSE Arca, Inc. under the ticker symbol “ANG,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the notes will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$11,737,290	$205,402.58	$11,531,887.42
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 4 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

 Prospectus Supplement for Protected Absolute Return Barrier Notes dated December 23, 2008
  Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the Index and on whether the Index has remained within the index range at all times during the observation period.  The specified range is larger on the upside than on the downside and, accordingly, the maximum payment at maturity on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.  The notes are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 20, 2009	February 27, 2009 (5 business days after the pricing date)	August 20, 2010, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$11,737,290
Underlying index:	The S&P 500® Index (the “Index”)
Issue price:	$10 per note (see “Syndicate Information” on page 4)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪    If at all times during the observation period the index value is within the index range,
$10 times the absolute index return; or
▪    If at any time on any day during the observation period the index value is outside the index range, $0.

Maximum payment at maturity:
▪    If the final index value increases from the initial index value:
$13.50 per note (135% of the stated principal amount); or
▪    If the final index value decreases from the initial index value:
$12.50 per note (125% of the stated principal amount)

Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is: ▪ greater than or equal to 577.53750, which is the initial index value x 75%; and ▪ less than or equal to 1,039.56750, which is the initial index value x 135%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	770.05, which is the closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the valuation date
Valuation date:	August 18, 2010, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 7.

February 2009	Page 2

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

General Information
Listing:
The notes have been approved for listing on NYSE Arca, Inc. under the ticker symbol “ANG,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the notes will develop.

CUSIP:	617483524
ISIN:	US6174835248
Minimum ticketing size:	100 notes
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 4.7437% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.7200 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD)

Original Issue Date through June 30, 2009	$0.1621	$0.1621
July 1, 2009 through December 31, 2009	$0.2410	$0.4031
January 1, 2010 through June 30, 2010	$0.2467	$0.6498
July 1, 2010 through the Maturity Date	$0.0702	$0.7200

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the index value falls outside the index range prior to the original issue date of the notes and therefore, the supplemental redemption amount is fixed at $0 prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were the index value to fall outside of the index range prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

February 2009	Page 3

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the component stocks of the Index and in futures or options contracts on the Index and on component stocks of the Index listed on major securities markets.  We cannot give any assurance that our hedging activity has not affected or will not affect the value of the Index and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$1MM
$9.9625	$0.1375	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.10	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2009	Page 4

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from -100% to +100%.

Hypothetical Initial Index Value:	850
Hypothetical Index Range:	(i) Any value of the Index that is greater than or equal to 75%, and (ii) Any value of the Index that is less than or equal to 135%

For the shaded rows, the value of the Index has remained within the index range at all times during the observation period.  In this example, if the Index increases by more than 35% or decreases by more than 25%, you will not receive any supplemental redemption amount.  Investors would only receive $10 per note at maturity.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
1,700	100%	$0.00	$10.00	0%
1,275	50%	$0.00	$10.00	0%
1,156	36%	$0.00	$10.00	0%
1,147.5	35%	$3.50	$13.50	35%
1,020	20%	$2.00	$12.00	20%
986	16%	$1.60	$11.60	16%
952	12%	$1.20	$11.20	12%
918	8%	$0.80	$10.80	8%
884	4%	$0.40	$10.40	4%
867	2%	$0.20	$10.20	2%
850	0%	$0.00	$10.00	0%
833	-2%	$0.20	$10.20	2%
816	-4%	$0.40	$10.40	4%
782	-8%	$0.80	$10.80	8%
748	-12%	$1.20	$11.20	12%
714	-16%	$1.60	$11.60	16%
680	-20%	$2.00	$12.00	20%
637.5	-25%	$2.50	$12.50	25%
629	-26%	$0.00	$10.00	0%
425	-50%	$0.00	$10.00	0%
0	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the Index has remained within the index range throughout the entire observation period.  The specified range is larger on the upside than on the downside and, accordingly, the maximum payment at maturity on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

February 2009	Page 5

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Payment Example 1
The level of the Index increases by 12% from the hypothetical initial index value of 850 to a final index value of 952, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(952 – 850) / 850]  = $1.20

Payment at Maturity  = $11.20

Payment Example 2
The level of the Index decreases by 16% from the hypothetical initial index value of 850 to a final index value of 714, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(714 – 850) / 850]  = $1.60

Payment at Maturity  = $11.60

Payment Example 3
The level of the Index decreases by 2% from the hypothetical initial index value of 850 to a final index value of 833, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(833 – 850) / 850]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The index value moves outside the index range at any time on any day during the observation period.  Because the index value has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final index value.

Payment at Maturity  = $10.00

February 2009	Page 6

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the index value at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing value of the Index on the valuation date and on whether the value of the Index remains within the index range throughout the observation period.

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You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the value of the Index is outside the index range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  In addition, because the lower limit of the index range is smaller than the upper limit, a depreciation of the Index may be more likely to move the index value outside of the index range.  In periods of high Index volatility, the likelihood of the index value moving outside the index range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the securities markets, it may be significantly more likely for the index value to move outside the index range, resulting in zero supplemental redemption amount.

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Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $13.50 per note (135% of the stated principal amount) if the final index value increases from the initial index value, or $12.50 per note (125% of the stated principal amount) if the final index value decreases from the initial index value.  In no event will the supplemental redemption amount exceed $3.50 per note if the Index appreciates or $2.50 per note if the Index depreciates because if the final index value is less than 75% or greater than 135% of the initial index value, the Index will have moved outside the index range and your supplemental redemption amount will equal $0.  The specified range is larger on the upside than on the downside and, accordingly, the maximum payment at maturity on the notes is greater if the Index appreciates than if the Index depreciates from the initial index value.  See “How the Protected Absolute Return Barrier Notes Work” on page 5.

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Market value of notes may decline.  If at any time on any day during the observation period the value of the Index is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

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Not equivalent to investing in the Index.  Investing in the notes is not equivalent to investing in the Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.

February 2009	Page 7

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Index Specific Risks Factors

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Adjustments to the Index could adversely affect the value of the notes.  The publisher of the Index may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

Secondary Market Specific Risk Factors

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the value of the Index has been outside the index range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

Secondary trading may be limited. Although the notes will be listed on NYSE Arca, Inc. under the ticker symbol “ANG,” there may be little or no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

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Hedging and trading activity could potentially affect the value of the notes.  MS & Co. and other affiliates have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the Index or its component stocks), including trading in the component stocks of the Index as well as in other instruments related to the Index.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and any of those hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the Index is outside the index range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Issuer Specific Risk Factors

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The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

February 2009	Page 8

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

Historical Information
The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the Index from January 1, 2004 through February 20, 2009.  The graph following the table sets forth the intraday high, low and closing values of the Index for the same period.  The closing value of the Index on February 20, 2009 was 770.05.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The Index experiences periods of high volatility, and you should not take the historical values of the Index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter (through February 20, 2009)	934.70	770.05	770.05

February 2009	Page 9

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

S&P 500 Index Historical Performance Intraday Highs, Lows and Closes from January 1, 2004 to February 20, 2009

February 2009	Page 10

Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for protected absolute return barrier notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for protected absolute return barrier notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for protected absolute return barrier notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Protected Absolute Return Barrier Notes dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for protected absolute return barrier notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

February 2009	Page 11